Exhibit 99.1

STRATEGIC AMERICAN OIL CORPORATION PROVIDES UPDATE ON THE
WATERFLOOD NORTH AND KOLIBA OPERATIONS

PRIMARY LEASING AND INDEPENDENT ENGINEERING REPORT COMPLETED ON WATERFLOOD NORTH PROSPECT

August 3, 2010, CORPUS CHRISTI, Texas - Strategic American Oil Corporation (OTC Bulletin Board: SGCA; the "Company"), completed primary leasing for its Waterflood North prospect in the Illinois Basin and has received an initial independent engineering report on the first of three target zones by Stewart Producers, Inc. of Mt. Vernon, Ill. This preliminary independent engineering report shows the potential for economic oil production and will allow Strategic American Oil to move the project to the next stage of development expeditiously.

The independent engineering report agrees with Strategic American Oil's supposition that the Waterflood North prospect, which is in a previously producing oil field, could host significant in-place reserves through waterflood recovery. By researching the Illinois State Geological Survey, the Company has discovered the oil field previously produced an aggregate of approximately 1.6 million barrels of oil. Nearby waterflood operations in the same zones have yielded recovery rates of 80% of primary production. "Waterflood" is an oil extraction method where water is pumped into injection wells displacing oil in the reservoir formation and forcing the oil into recovery wells. This method is used to recover remaining oil in place following primary production methods.

Company President and CEO Jeremy Driver stated, "Having the leasing and initial reservoir analysis complete furthers our confidence and ability to develop this project with the goal of generating significant cash flow for the Company. We are enthusiastic that this initial analysis is only based on one of the three target zones indentified on this field. We are now working with Barger Engineering to design the pilot waterflood operation for this project, which, if proven, would be expanded into full-scale commercial operations in the near term."

The Illinois Basin is a mature oil producing environment with a production history covering over 100 years. This development history has generated a large database including records for more than 180,000 wells. Strategic American Oil is working to grow its reserves and analyzing these historic records minimizes cost while identifying exploration and historical production targets to meet that growth. To date, the Company has leased over 2,000 acres in Illinois through utilizing these records. Finding and leasing this waterflood project demonstrates the value of these historic records and the Company's expertise in managing those records.

Illinois operations are being led by Strategic American Oil Corporation's Chief Geologist Jim Thomas, who has approximately 30 years of experience in the Illinois Basin, and a BS and MS from South Illinois University.

Koliba No. 2 Post Drilling Summary

The Company has also completed drilling its first Koliba prospect in Victoria County, Texas. The Koliba No. 2 was drilled to 6,880 feet to evaluate three Frio sand objectives and found the well to be uneconomic and therefore was plugged and abandoned.

To summarize drilling operations, Strategic American Oil Vice President of Operations Steven Carter said, "While it was somewhat disappointing that we did not complete the Koliba No. 2, the information gained from drilling this well has pointed us to a new location that has the potential to be better than the original. Economically speaking, the money saved by not completing the No. 2 will be better spent on the drilling of a more optimal well location. We remain encouraged about the future development of this prospect."

About Strategic American Oil

Strategic American Oil Corporation (OTC BB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana, and Illinois. The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves, or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:

600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.strategicamericanoil.com

Investor Relations:

Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements

Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.